EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-90063, 333-90057 and 333-97567 of Atlantic American Corporation on Form S-8 of our report dated March 27, 2008 relating to the consolidated financial statements and financial statement schedules of Atlantic American Corporation appearing in this Annual Report on Form 10-K of Atlantic American Corporation as of and for each of the three years in the period ended December 31, 2007.
BDO SEIDMAN LLP
Atlanta, Georgia
March 27, 2008